August ___, 2005

Everest Acquisition Corporation
15/F, The Hong Kong Club Building
3A Chater Road Central
Hong Kong

Re: Everest Acquisition Corporation

Gentlemen:

This letter will confirm the agreement of Jesup & Lamont Securities Corporation, acting as the representative of the underwriters in the IPO (“Jesup & Lamont”), to purchase warrants (“Warrants”) of Everest Acquisition Corporation (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and two Warrants. The shares of Common Stock and Warrants will not be separately tradeable until 20 trading days following the earlier to occur of the expiration of Jesup & Lamont’s over-allotment option or its exercise in full, but in no event will Jesup & Lamont allow separate trading of the securities comprising the Units until the Company files with the Securities and Exchange Commission a Current Report on Form 8-K, which includes an audited balance sheet reflecting the Company’s receipt of the proceeds of the IPO, including any proceeds the Company receives from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.

1.  Jesup & Lamont agrees that this letter agreement constitutes an irrevocable obligation by Jesup & Lamont to purchase for Jesup & Lamont’s account, within the forty-five-trading day period commencing on the date separate trading of the Warrants commences (“Separation Date”), as many Warrants as are available for purchase at market prices not to exceed $.70 per Warrant, subject to a maximum Warrant purchase obligation equal to the number of One Million Two Hundred Fifty Thousand (1,250,000) Warrants (“Maximum Warrant Purchase”).

2.  All or part of the Maximum Warrant Purchase may be made by one or more affiliates of Jesup & Lamont (“Affiliate”); provided, however, that Jesup & Lamont hereby agrees to make payment of the purchase price of such purchase and to fulfill its Maximum Warrant Purchase in the event and to the extent that any Affiliate fails to make such payment or purchase.

3.  Jesup & Lamont agrees that neither it nor any Affiliate shall sell or transfer the Warrants until after the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business and acknowledges that, at the option of Jesup & Lamont, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

Very truly yours,

JESUP & LAMONT SECURITIES CORPORATION

By:
Name:
Title: